Exhibit 99.1

Petroleum & Resources Corporation
Seven St. Paul Street
Baltimore, Maryland 21202
(410) 752-5900

August 15, 2005

TO:	DIRECTORS AND EXECUTIVE OFFICERS SUBJECT TO SECTION 16
FROM:	LAWRENCE L. HOOPER, JR.
SUBJECT:	BLACKOUT PERIOD DURING THRIFT PLAN ADMINISTRATOR RECORDKEEPING SYSTEM UPDATE

This is to notify you of an upcoming blackout period under the Petroleum & Resources Employee Thrift Plan. During this trading blackout, your ability to conduct transactions in Petroleum & Resources securities will be limited. We expect the blackout period to begin at 4 p.m. on September 12, 2005 and end on September 20, 2005.

The blackout period is necessary to allow Milliman Inc., the Thrift Plan administrator, to move administration of the Thrift Plan to a new recordkeeping system. During the blackout period, participants will be unable to direct investments in their Thrift Plan accounts, obtain a loan, or take a withdrawal from the Thrift Plan. Participants in the Thrift Plan have been notified of the blackout period.

This notice is to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in Petroleum & Resources Common Stock (including options and derivatives) during the blackout period for the Thrift Plan.

SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the company (in this case, Petroleum & Resources) acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

If you have any questions about the blackout period, please feel free to call me at (410) 752-5900 (or use 800-638-2479) or Geri Paré at the same phone numbers. Thank you.